Exhibit 10.7(i)

ADDENDUM TO

EMPLOYMENT AGREEMENT BETWEEN

GORDON L. JONES AND CLEARWATER PAPER CORPORATION

THIS ADDENDUM to the Employment Agreement entered into effective as of July 1, 2008 by and among Gordon L. Jones and Clearwater Paper Corporation (the “Company”) as successor in interest under the Employment Agreement to Potlatch Corporation (“Potlatch”), is dated effective as of January 1, 2009. The purpose of this Addendum is to increase the target percentage award available to Mr. Jones under the Company’s long term incentive plan from 100% of his base salary to 140% of the mid-point of the range for his salary grade. In connection with the spin-off of the Company from Potlatch, the Company entered into an Employee Matters Agreement with Potlatch in which the Company agreed to provide for twelve months following the spin-off a substantially similar compensation program for the Company’s employees, including its named executive officers, as they received from Potlatch. This change is in line with the compensation program of Potlatch.

NOW THEREFORE the parties agree that the Employment Agreement shall be amended as follows:

1. “140% of the mid-point of the range for your salary grade” shall be substituted for “100% of your base salary” where it appears in Section 6.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Addendum to the Employment Agreement.

CLEARWATER PAPER CORPORATION

By:	/s/ Boh A. Dickey
Boh A. Dickey
Chairman of the Board

EXECUTIVE:

/s/ Gordon L. Jones
Gordon L. Jones